1 Exhibit 99.1 Helen of Troy Announces CEO Succession Plan Julien Mininberg Intends to Retire in February 2024 Noel Geoffroy, Currently COO, Appointed to Become CEO Effective March 1, 2024 El Paso, Texas, April 26, 2023 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today announces that Julien R. Mininberg, the Company’s Chief Executive Officer (CEO), intends to retire on February 29, 2024 when his employment agreement expires. The Company’s Board of Directors has unanimously appointed Noel Geoffroy, the Company’s Chief Operating Officer (COO), to succeed Mr. Mininberg as CEO, effective March 1, 2024. “Serving as Helen of Troy’s CEO has been an honor and a privilege,” said Julien Mininberg. “When I retire next February, it will be my turn to slow down a bit, spend more time with my family, and focus on personal priorities after what will be 10 years as Helen of Troy’s CEO and 34 years in the consumer products industry. I am proud of the exceptional work of our passionate, dedicated associates. They have given their all to build our business and brands, while creating strong global shared services and a scalable operating platform. Since the start of our Transformation Plan in 2014, we have united under a common consumer-centric vision, positive culture, and bedrock core values that enabled us to elevate lives and soar together. We are all working toward a strong finish to Phase II of our Transformation in fiscal year 2024, and are driving our global restructuring plan, Project Pegasus, to fuel the next chapters of growth and efficiency. Looking ahead, I believe the Company will be in excellent hands under Noel’s leadership. She will become only the third CEO in the Company’s 55-year history. Helen of Troy is well-positioned to deliver the next era of sustained growth. I expect Noel and the team will perform with excellence for the benefit of all stakeholders. She has proven herself as COO and I believe is the right choice to lead the Company. She brings outstanding experience, fresh eyes, and a winning attitude that have already fueled significant contributions. These include her leadership of Project Pegasus, and the step-up in our brand building and go-to-market capabilities she is leading now. I look forward to working with Noel over the remainder of Fiscal Year 2024 as we complete our transition plan.” Noel Geoffroy stated: "I am honored to be selected as the next CEO of Helen of Troy. I look forward to working with our worldwide associates to build upon the many successes of the Transformation. I want to take this opportunity to thank Julien and the Board for their trust, their confidence, and their support, and I look forward to working with them to ensure a seamless transition. Since joining Helen of Troy, I have been very impressed with the outstanding brand portfolio, passionate team, and strong culture. As we work to develop the Company’s next strategic plan, I see tremendous growth and long- term value creation potential for Helen of Troy. Those opportunities include strengthening our brands

2 to delight consumers with further sharpening and investment in brilliant marketing and innovation, reaping the benefits of scale in our regional market organizations and global shared services, and improving our analytical capabilities. I look forward to advancing our strategy for the next era of sustained growth for Helen of Troy!” Tim Meeker, Chairman of the Board of Directors, stated: “On behalf of the Board, I thank Julien for his outstanding leadership of the business and organization. Since becoming CEO in 2014, he has taken Helen of Troy to the next level. The dramatic transformation that he envisioned and executed has made Helen of Troy a global operating company with increased efficiency and significant new capability. During his CEO tenure, Helen of Troy’s net sales more than doubled to over $2 billion, and adjusted earnings per share more than tripled. Its portfolio of Leadership Brands has improved and expanded, adding Outdoor and Prestige Beauty as growth drivers that further leverage the platform built during the Transformation. Culturally, he has propelled Helen of Troy to the top of our peer group across a wide range of metrics. Julien has attracted, unified, and motivated a diverse team dedicated to winning. He has also driven exceptional levels of engagement that have made Helen of Troy an employer of choice. On behalf of the Board, I congratulate Julien on his distinguished tenure and career. I look forward to working with Julien and Noel as we transition the CEO role.” Mr. Meeker continued: “Noel is an inspiring and motivational business and organizational leader. She has outstanding credentials and a track record of creating growth and driving operational excellence in matrix organizations like ours. She brings more than 25 years of experience across multiple consumer products businesses and multi-national organizations including Sanofi Consumer Health, Kellogg’s, Heinz, and Procter & Gamble. Noel has made a big impact in her first year as COO at Helen of Troy. She has been a primary architect and driver of Project Pegasus. Noel has a personal passion for building world-class consumer-centric brands through distinctive marketing and innovation. Her reputation as an inspirational leader makes her a natural fit with Helen of Troy’s culture. The board is confident she is the ideal next CEO for the Company. We look forward to charting the next era of growth under her leadership." Mr. Mininberg and Ms. Geoffroy will be discussing the Company’s fourth quarter and fiscal year 2023 results, as well as this announcement, during the Company’s previously announced conference call tomorrow, Thursday, April 27, 2023, at 9:00 a.m. Eastern Time. About Helen of Troy Limited Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

3 For more information about Helen of Troy, please visit http://investor.helenoftroy.com Investor Contact: Helen of Troy Limited Anne Rakunas, Director, External Communications (915) 225-4841 ICR, Inc. Allison Malkin, Partner (203) 682-8200